Encorafenib-Based Regimens Show Promising Clinical Activity In BRAF-Mutant Colorectal Cancer Patients

-Data encouraging when compared to currently available and investigational therapies in BRAF CRC-

BOULDER, Colo., July 6, 2015 /PRNewswire/ -- Array BioPharma's (NASDAQ: ARRY) wholly-owned RAF inhibitor, encorafenib, was showcased this past weekend at the 2015 ESMO World Congress of Gastrointestinal Cancer during an oral presentation. At the meeting, data were shared from a Phase 1b trial and preliminary data from a 100-patient randomized Phase 2 expansion of that trial testing the combination of encorafenib and cetuximab, an EGFR inhibitor, with or without the addition of alpelisib (BYL719) 1, an investigational PI3K inhibitor in patients with BRAF-mutant colorectal cancer (BRAFmut CRC). Results from the study indicate that these combinations can be administered with good tolerability and show promising clinical activity in this patient population with high unmet medical needs. Patient enrollment is now complete in the Phase 2 study.

The preliminary Phase 2 results show an objective response rate (complete or partial response) and disease control rate (complete or partial response or stable disease) of 29% and 81%, respectively, for patients receiving the combination of encorafenib and cetuximab (encorafenib doublet), and 35% and 79%, respectively, for patients receiving the combination of encorafenib, cetuximab and alpelisib (encorafenib triplet).

Across both the encorafenib doublet and triplet treatment groups, most treatment related adverse events were grade 1 or 2 with few grade 3 or 4 adverse events. The most frequent treatment related adverse events across all grades for the encorafenib doublet were fatigue (36%), nausea (31%), lipase increased (24%), diarrhea (21%) and decreased appetite (21%), while for the encorafenib triplet they were diarrhea (39%), nausea (37%), fatigue (33%) and hyperglycemia (31%).

These results are consistent with the Phase 1b portion of the trial and are encouraging when compared to currently available therapies for BRAFmut CRC patients, as well as with other recently published investigational approaches in this population. Historically, response rates are very low for either single-agent EGFR or RAF inhibitor therapy in patients with BRAFmut CRC, which suggests a synergistic effect for the combination of encorafenib and cetuximab in this population.

"The combination of encorafenib and cetuximab demonstrated promising activity in this hard-to-treat subset of colorectal cancer patients," said Josep Tabernero, M.D., Head of the Medical Oncology Department at the Vall d'Hebron University Hospital and the Director of the Vall d'Hebron Institute of Oncology. "It is critical to identify new, effective treatments for BRAF mutant colorectal cancer patients, and I look forward to rapid development of this combination in a subsequent clinical trial."

1 alpelisib (BYL719) is an investigational Novartis Pharmaceuticals compound.

About Colorectal Cancer
Colorectal cancer is the third most common cancer among men and women in the United States, with approximately 132,000 new cases and nearly 50,000 deaths from the disease projected in 2015. BRAF mutations occur in approximately 10% percent of patients with colorectal cancer and predict for a poor response to standard therapies and an overall poorer prognosis relative to patients without these mutations.

About RAF and encorafenib
RAF is a key protein kinase in the MAPK signaling pathway that regulates several key cellular activities including proliferation, migration, survival and angiogenesis. Inappropriate activation of this pathway has been shown to occur in many cancers, such as melanoma, colorectal, lung and thyroid cancers. Encorafenib is a selective, small molecule, oral inhibitor which targets the RAF enzyme in this pathway. It is currently being developed in eleven active clinical trials, including the COLUMBUS trial, a Phase 3 study of encorafenib and binimetinib (MEK inhibitor) for patients with BRAF mutant melanoma. Array expects updated BRAF melanoma data from the Phase 2 combination trial (LOGIC-2) of binimetinib, encorafenib and a third agent (LEE011, BKM120, BFJ398 or INC280) will be submitted to a scientific conference later this year.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six Phase 3 studies are currently advancing. These programs include three cancer drugs, binimetinib (MEK162 / wholly-owned), encorafenib (LGX818 / wholly-owned) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary programs, the timing of the completion or initiation of further development of or regulatory filings for encorafenib, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of encorafenib, and our future plans to progress and develop encorafenib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of July 6, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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